The transactions pursuant to the share exchange described in this press release involve securities of a Japanese company. The share exchange is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of its officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the issuer may purchase securities otherwise than under the share exchange, such as in the open market or through privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. In the event of any conflict or discrepancy between this document and the Japanese-language original, the Japanese-language original shall prevail in all respects.

(Translation)

February 26, 2021

To whom it may concern:

Company Name:	Matsumotokiyoshi Holdings Co., Ltd.
Name of Representative:	Kiyoo Matsumoto, President
(Securities code: 3088, TSE First Section)
Contact:	Nobuharu Takahashi, General Manager of
Corporate Communications Department, Corporate Strategy Planning Division
Phone:	+81-47-344-5110

Company Name:	cocokara fine Inc.
Name of Representative:	Atsushi Tsukamoto, President
(Securities code: 3098, TSE First Section)
Contact:	Shunichi Mori, Executive Officer, and General Manager of Administrative Division
Phone:	+81-45-548-5937

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Notice of Execution of Management Integration Agreement

for Management Integration between

Matsumotokiyoshi Holdings Co., Ltd. and cocokara fine Inc.

Matsumotokiyoshi Holdings Co., Ltd. (hereinafter, “Matsumotokiyoshi Holdings”) and cocokara fine Inc. (hereinafter, “cocokara fine”) announce that they have reached an agreement to implement management integration (hereinafter, the “Management Integration”), and have entered into a management integration agreement (hereinafter, the “Management Integration Agreement”) and related agreements, based on the resolution of the board of directors’ meeting of each party held today, as detailed herein below. This announcement is a result of a series of deliberations between the parties that followed their previous agreement to proceed with discussions and consideration on the Management Integration (hereinafter, the “Basic Agreement”), as announced in the “Notice of Memorandum of Understanding on the Commencement of Discussions for Business Integration” dated August 16, 2019, and the “Notice by Matsumotokiyoshi Holdings Co., Ltd. and cocokara fine Inc. Concerning Entry Into Memorandum of Understanding Regarding a Business Integration and Capital and Business Alliance Agreement for such Business Integration” dated January 31, 2020.

Please note that the effectuation of the Management Integration is subject to the approval of the shareholders’ meetings of Matsumotokiyoshi Holdings and cocokara fine, respectively, and the permissions and approvals required for the implementation of the Management Integration.

1.	Background and purpose of the Management Integration

(1)	Background and purpose of the Management Integration

With the group management philosophy of “1st for you,” Matsumotokiyoshi Holdings seeks ongoing growth and improvement of its corporate value through the creation of new added values and the provision of thoughtful services, always keeping the customers’ perspective in mind. As of December 31, 2020, Matsumotokiyoshi Holdings was operating a total of 1,755 drugstores/dispensing pharmacies throughout Japan (335 of which are dispensing pharmacies). As a leading company in the drugstore industry, Matsumotokiyoshi Holdings is aiming to be an “indispensable corporate group in the health and beauty area,” and in the future, “Asia’s No.1 company in the health and beauty area.”

Meanwhile, cocokara fine coordinates the management of a total of 1,444 drugstores/dispensing pharmacies under its operation throughout Japan (407 of which were dispensing pharmacies (as of December 31, 2020)) and its caregiving-related businesses, with the aim of realizing its management philosophy of “pursuing the health of mind and body of individuals, and contributing to the community.” cocokara fine is promoting the “creation of a healthcare network in the community” that provides integrated home healthcare and caregiving services in the community through the coordination of various professions involved in medical care and caregiving, taking it as its social mission, and is aiming to make the next leap forward as a true healthcare company.

After the execution of the Basic Agreement, as part of the Management Integration, Matsumotokiyoshi Holdings and cocokara fine advanced mutual cooperation through consultation between the parties based on the Capital and Business Alliance Agreement that had been executed prior to the implementation of the Management Integration. Our objective for this cooperation was to become an efficient and competitive company as early as immediately after the Management Integration by utilizing the time up to the Management Integration to improve our respective corporate value through early achievement of synergies and to integrate our strategies and corporate cultures. To date, we have worked for early attainment of synergies through mutual supply of our products, in particular the much-talked-about private brand (PB) products such as the “matsukiyo” brand products and “THE RETIONOTIME,” an advanced functional cosmetics series, integrated merchandising of national brand (NB) products, including pharmaceuticals, and joint development of products.

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The environment surrounding our society is facing drastic changes. People’s lifestyles are diversifying due to the digitalization of our lives as a result of the expansion of e-commerce markets with the popularization of smartphones and the fusion of online and offline led by leading global U.S. and Chinese companies. Moreover, Japan is facing changes in its social structure due to a rapidly aging population combined with the falling birthrate, and the concentration of population in the three largest metropolitan areas. Moreover, since late January 2020, the spread of COVID-19 has accelerated the shift to online channels and led to changes in consumer trends. Meanwhile, we are also aware of the importance of being prepared for the reversion back to the globalization that is expected to occur after the immigration restrictions issued by the Japanese Government are lifted. With these changes in the environment, the retail industry is now required to realize, at a deeper level, services that meet the needs of every one of the diversified base of customers, prioritizing the security and safety of its customers and employees.

Under such macro-environment, the business climate in the drugstore industry continues to be harsh, with new stores opening by competitors across industries and business lines, entry into new areas aimed for commercial area expansion and expansion of scale through M&A, competition with different industries that are becoming homogenous, and the resulting narrowing of the commercial area of individual stores caused by all these factors. On the other hand, with the increase in the Japanese social security expenditures, the drugstore industry is expected to play an important role in creating community-based integrated care systems, and is also required to address the revisions of medical service fees.

Seeing the time of such drastic changes as an opportunity for growth, Matsumotokiyoshi Holdings and cocokara fine are to become an infrastructure company supporting society and customers’ lives, with domestic sales of JPY 1 trillion and 3,000 stores as a result of the Management Integration. Furthermore, we will revolutionize the purchase trends of consumers by establishing “One to One” marketing utilizing our customer bases. Our goal is to vigorously lead the domestic drugstore industry, gaining an overwhelming presence in the health and beauty arena. Furthermore, we aim to become “Asia’s No.1 company in the health and beauty area” in the future by promoting the establishment of community-based integrated care systems as a social mission of drugstores and establishing business bases in Asia with rising health and beauty consciousness.

(2)	Synergy effect of the Management Integration

Matsumotokiyoshi Holdings and cocokara fine have a common philosophy of placing the greatest value on promotion of our local customers’ beauty, health and better lives, and share the common feature of operating numerous stores both in cities and suburbs. In addition, we can mutually leverage a variety of respective resources, infrastructures, know-how and other management resources thanks to our complementary store locations and similar strategies of digitalization and global expansion.

After the implementation of the capital and business alliance, we established a synergy committee and carried out a review of the expected synergies. We have started to unify our merchandising and shelving planograms and have commenced to supply PB products. The Management Integration is expected to result in achievement of a combined revenue improvement on a scale of JPY 30 billion in operating profit on a consolidated basis by the third year after the Management Integration. At present, we expect to realize combined synergies of approximately JPY 20 billion in operating profit on a consolidated basis, out of the amount mentioned above, in the first year (October 2021 – September 2022) mainly from the synergy items as described below. We believe that such synergies from the Management Integration will boost our shareholder value.

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(ⅰ)	Joint development and joint purchasing of products
-	We aim to expand sales by further increasing the appeal of our PB products through mutual supply and sale of the existing PB products that are popular among our customers as well as joint development of new PB products, thereby increasing sales and improving profitability.
-	We aim to improve profitability by unifying our procurement of products, including pharmaceuticals, and thus reducing purchasing costs through economies of scale, and also by increasing rebates through reflection of our rebate rates.
(ⅱ)	Customer bases and marketing
-	Integration of our customer bases will enable sales promotion strategies that are compatible with digitalization. We will aim to increase sales by offering products to meet the needs of each customer and seamlessly connecting offline (physical stores) and online (EC) channels.
(ⅲ)	Others
-	In terms of logistics, we anticipate improvements in logistics efficiency and a reduction of the logistics cost per store by virtue of complementary store operation areas and through an increase in our combined market shares by prefecture. In terms of systems, we expect that systems integration will produce not only a cost reduction effect but also rationalization of store operation, enhancement of merchandising functions and improved effects of the sales promotion measures.
-	In addition, we anticipate a cost reduction effect by jointly purchasing equipment and fixtures as well as by unifying our settlement methods.

2.	Outline of the Management Integration

(1)	Method of the Management Integration

In the Management Integration Agreement, the parties have agreed that the Management Integration is to be effected substantially in the manner described below. For the method of the Management Integration, please also see the reference charts set out herein below.

(i)	As of October 1, 2021, cocokara fine and Matsumotokiyoshi Holdings shall implement a share exchange (kabushiki kokan) wherein Matsumotokiyoshi Holdings will be the wholly-owning parent company in the share exchange and cocokara fine will be the wholly-owned subsidiary in the share exchange (hereinafter, the “Share Exchange”).
(ii)	As of October 1, 2021, subject to the effectuation of the Share Exchange, Matsumotokiyoshi Holdings shall establish Matsumotokiyoshi Group Co., Ltd., a company whose principal purpose is to hold shares in, and to manage the operations of, Matsumotokiyoshi Co., Ltd. and other subsidiaries or the like, (hereinafter, “MKG”), by way of an incorporation-type company split wherein Matsumotokiyoshi Holdings will be the split company (hereinafter, the “Incorporation-type Company Split”).
(iii)	As of October 1, 2021, subject to the effectuation of the Share Exchange, Matsumotokiyoshi Holdings shall implement an absorption-type company split wherein Matsumotokiyoshi Holdings will be the split company and MKCF Succeeding Company, a wholly-owned subsidiary of Matsumotokiyoshi Holdings established on February 18, 2021 (hereinafter, the “Synergy Generator”), will be the succeeding company for the purpose of causing MKCF Succeeding Company to succeed to Matsumotokiyoshi Holdings’ sales planning, operational support and other functions (hereinafter, the “Absorption-type Company Split (Matsumotokiyoshi Holdings)”).
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(iv)	As of October 1, 2021, subject to the effectuation of the Share Exchange, cocokara fine shall implement an absorption-type company split wherein cocokara fine will be the split company and Matsumotokiyoshi Holdings will be the succeeding company for the purpose of causing Matsumotokiyoshi Holdings to succeed to cocokara fine’s headquarters functions (hereinafter, the “Absorption-type Company Split (cocokara fine - Matsumotokiyoshi Holdings)”).
(v)	As of October 1, 2021, subject to the effectuation of the Share Exchange, cocokara fine shall implement an absorption-type company split wherein cocokara fine will be the split company and the Synergy Generator will be the succeeding company for the purpose of causing the Synergy Generator to succeed to cocokara fine’s sales planning, operational support and other functions (hereinafter, the “Absorption-type Company Split (cocokara fine - Synergy Generator)”).
(vi)	As of October 1, 2021, subject to the effectuation of the Share Exchange, cocokarafine Healthcare Inc., a wholly-owned subsidiary of cocokara fine (hereinafter, “cocokarafine Healthcare”), shall implement an absorption-type company split wherein cocokarafine Healthcare will be the split company and Matsumotokiyoshi Holdings will be the succeeding company for the purpose of causing Matsumotokiyoshi Holdings to succeed to cocokarafine Healthcare’s headquarters functions (hereinafter, the “Absorption-type Company Split (cocokarafine Healthcare - Matsumotokiyoshi Holdings)”).
(vii)	As of October 1, 2021, subject to the effectuation of the Share Exchange, cocokarafine Healthcare shall implement an absorption-type company split wherein cocokarafine Healthcare will be the split company and the Synergy Generator will be the succeeding company for the purpose of causing the Synergy Generator to succeed to cocokarafine Healthcare’s sales planning, operational support and other functions (hereinafter, the “Absorption-type Company Split (cocokarafine Healthcare - Synergy Generator)”).

Upon the completion of the procedures set out in (i) through (vii) above, MKG and cocokara fine will become subsidiaries of Matsumotokiyoshi Holdings.

Subject to the effectuation of the Share Exchange, Matsumotokiyoshi Holdings will change its trade name to MatsukiyoCocokara & Co. (hereinafter, Matsumotokiyoshi Holdings after the effectuation of the Share Exchange is referred to as the “Integrated Company”). Meanwhile, after the effectuation of the Share Exchange, cocokara fine will change its trade name to Cocokarafine Group Co., Ltd.

* Reference charts

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Group chart after the Management Integration

Current state
Share Exchange Effective date October 1, 2021 (scheduled)

Share exchange wherein Matsumotokiyoshi Holdings will be the wholly-owning parent company in the share exchange, and cocokara fine will be the wholly-owned subsidiary in the share exchange

(*1) Subject to the effectuation of the Share Exchange, to be changed from “Matsumotokiyoshi Holdings Co., Ltd.”

(*2) After the effectuation of the Share Exchange, to be changed from “cocokara fine Inc.”

(*3) After the effectuation of the Share Exchange, to be changed from “MKCF Succeeding Company.”

Incorporation-type Company Split and Absorption-type Company Split (Matsumotokiyoshi Holdings) Effective date October 1, 2021 (scheduled)

Subject to the effectuation of the Share Exchange, Matsumotokiyoshi Holdings will, (i) by way of an incorporation-type company split, establish MKG, whose principal purpose is to hold shares in, and to manage the operations of, Matsumotokiyoshi Co., Ltd. and other subsidiaries or the like; and (ii) by way of an absorption-type company split, cause its sales planning, operational support and other functions to be succeeded by the Synergy Generator.

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Absorption-type Company Split (cocokara fine - Matsumotokiyoshi Holdings), Absorption-type Company Split (cocokara fine - Synergy Generator), Absorption-type Company Split (cocokarafine Healthcare - Matsumotokiyoshi Holdings) and Absorption-type Company Split (cocokarafine Healthcare - Synergy Generator)

Effective date

October 1, 2021 (scheduled)

Subject to the effectuation of the Share Exchange, by way of absorption-type company splits, cocokara fine and cocokarafine Healthcare will cause their headquarters functions to be succeeded by Matsumotokiyoshi Holdings, and will cause their sales planning, operational support and other functions to be succeeded by the Synergy Generator.

(2)	Overview of the Integrated Company
(i)	Trade name (scheduled)

As described in “(1) Method of Management Integration” above, the trade name of Matsumotokiyoshi Holdings is scheduled to be changed to the following as of the time at which the Share Exchange takes effect, subject to the approval of the shareholders of Matsumotokiyoshi Holdings at the Annual Meeting of Shareholders to be held on June 29, 2021 for the fiscal year ending March 2021.

MatsukiyoCocokara & Co.

(ii)	Management Philosophy of MatsukiyoCocokara & Co.

Creating the future “normal” and innovating lifestyles

Foreseeing the future of health and beauty, and contributing to the realization of enhanced lives and livelier communities through the creation of new customer experiences.

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(iii)	Group Vision

Making health and beauty more delightful and accessible

MatsukiyoCocokara & Co. will actively incorporate new technologies and ideas in the fields of health and beauty, aiming to make people’s daily lives more fun and enjoyable.

MatsukiyoCocokara & Co. will continue to strive in its efforts to remain close and sensitive to the wishes and desires of consumers, and strive to deliver greater peace of mind and joy to the daily lives of people and their communities.

(iv)	Business Objective of the Group

The group will aim to achieve:

Group sales of 1.5 trillion yen, and an operating profit ratio of 7.0% (by the year ending March 2026)

The purpose for setting this target is to become Asia’s No. 1 drugstores company, and to establish a leading position in the fields of health and beauty.

(v)	Management structure (scheduled)
A)	Representative Directors
•	Mr. Namio Matsumoto, Chairman (Current Chairman of Matsumotokiyoshi Holdings)
•	Mr. Kiyoo Matsumoto, President (Current President of Matsumotokiyoshi Holdings)
•	Mr. Atsushi Tsukamoto, Vice President (Current President of cocokara fine and President of cocokarafine Healthcare)

B)	Directors

Among the directors of both companies as of today, ten directors from Matsumotokiyoshi Holdings and five directors from cocokara fine will be selected as candidates respectively, and the final candidates will be determined through good faith discussions between the two companies.

C)	Company Auditors

The candidates will be three company auditors of Matsumotokiyoshi Holdings and one audit and supervisory committee member of cocokara fine as of today, and the final candidates will be determined through good faith discussions between the two companies.

(vi)	Others

Any other matters related to the management structure of the Integrated Company will be determined by the effective date through further discussions between the two companies.

The two companies will maintain the preparatory committee for business integration established under the Basic Agreement, and will discuss in good faith the management of the Integrated Company, business development, and other details of the integration to be carried out after the execution of the Management Integration.

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(3) Schedule of the Management Integration

Execution of the Basic Agreement and the Capital and Business Alliance Agreement (Both Companies)	January 31, 2020
Execution of the Management Integration Agreement and an agreement for the Share Exchange (hereinafter, “Share Exchange Agreement”)	February 26, 2021 (today)

Preparation of a plan for the Incorporation-type Company Split (hereinafter, “Incorporation-type Company Split Plan”)

Execution of an agreement for the Absorption-type Company Split (Matsumotokiyoshi Holdings) (hereinafter, “Absorption-type Company Split Agreement (Matsumotokiyoshi Holdings)”)

Execution of an agreement for the Absorption-type Company Split (cocokara fine - Matsumotokiyoshi Holdings) (hereinafter, “Absorption-type Company Split Agreement (cocokara fine - Matsumotokiyoshi Holdings)”)

Execution of an agreement for the Absorption-type Company Split (cocokara fine - Synergy Generator) (hereinafter, “Absorption-type Company Split Agreement (cocokara fine - Synergy Generator)”)

Execution of an agreement for the Absorption-type Company Split (cocokarafine Healthcare - Matsumotokiyoshi Holdings) (hereinafter, “Absorption-type Company Split Agreement (cocokarafine Healthcare - Matsumotokiyoshi Holdings)”)

Execution of an agreement for the Absorption-type Company Split (cocokarafine Healthcare – Synergy Generator) (hereinafter, “Absorption-type Company Split Agreement (cocokarafine Healthcare – Synergy Generator)”)

April 2021 (scheduled)
Annual Meeting of Shareholders for the approval of the Share Exchange Agreement, Incorporation-type Company Split Plan, Absorption-type Company Split Agreement (Matsumotokiyoshi Holdings), etc. (Matsumotokiyoshi Holdings)	June 29, 2021 (scheduled)
Annual Meeting of Shareholders for the approval of the Share Exchange Agreement, etc. (cocokara fine)	June 29, 2021 (scheduled)
Last trading day (cocokara fine)	September 28, 2021 (scheduled)
Delisting date (cocokara fine)	September 29, 2021 (scheduled)
Effective date for the Share Exchange, Incorporation-type Company Split, Absorption-type Company Split (Matsumotokiyoshi Holdings), Absorption-type Company Split (cocokara fine - Matsumotokiyoshi Holdings), Absorption-type Company Split (cocokara fine - Synergy Generator), Absorption-type Company Split (cocokarafine Healthcare - Matsumotokiyoshi Holdings), and Absorption-type Company Split(cocokarafine Healthcare – Synergy Generator)	October 1, 2021 (scheduled)

The above is the schedule set out as of the present. Should any changes to the above schedule be made due to the obtainment of permits or for any other reasons during the course of the procedures and discussions pertaining to the Management Integration in the future, such changes will be promptly announced.

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3.	Share Exchange
(1)	Purpose of the Share Exchange

Please refer to “1. Background and purpose of the Management Integration, (1) Background and purpose of the Management Integration” above.

(2)	Schedule of the Share Exchange

Please refer to “2．Outline of the Management Integration, (3) Schedule of the Management Integration” above.

(3)	Method of the Share Exchange

This is a Share Exchange wherein Matsumotokiyoshi Holdings will be the wholly-owning parent company in the share exchange and cocokara fine will be the wholly-owned subsidiary in the share exchange. This Share Exchange is scheduled to take place after the approval of the Share Exchange Agreement at Matsumotokiyoshi Holdings’ Annual Meeting of Shareholders to be held on June 29, 2021 with regard to Matsumotokiyoshi Holdings, and the approval of the Share Exchange Agreement at cocokara fine’s Annual Meeting of Shareholders to be held on June 29, 2021 with regard to cocokara fine, and with October 1, 2021 as the effective date.

(4)	Details of allotment pertaining to the Share Exchange
	Matsumotokiyoshi Holdings	cocokara fine
Share Exchange Ratio for the Share Exchange	1	1.70
Number of shares to be delivered in the Share Exchange	Common shares of Matsumotokiyoshi Holdings: 40,795,416 shares (scheduled)

(*1) Allocation ratio of shares

1.70 common shares of Matsumotokiyoshi Holdings will be allotted and delivered for each common share of cocokara fine. No allotment or delivery will be made with regard to the common shares of cocokara fine held by Matsumotokiyoshi Holdings (6,006,908 shares (as of December 31, 2021)).

(*2) Number of shares to be delivered in the Share Exchange

40,795,416 common shares of Matsumotokiyoshi Holdings (scheduled)

The above number of common shares has been calculated based on the total number of issued common shares (31,412,085 shares) and the number of treasury shares (1,407,873 shares) of cocokara fine as of December 31, 2020.

Upon the Share Exchange, Matsumotokiyoshi Holdings will allot and deliver its common shares to the shareholders of cocokara fine as of the time immediately before the acquisition of all of the issued shares in cocokara fine by Matsumotokiyoshi Holdings (hereinafter, “Base Time”). The number of common shares of Matsumotokiyoshi Holdings to be allotted will be calculated based on the share exchange ratio for the Share Exchange described in the table above (hereinafter, “Share Exchange Ratio”). The common shares of Matsumotokiyoshi Holdings will be allotted and delivered through the appropriation of treasury shares held by Matsumotokiyoshi Holdings as well as through the issuance of new shares.

cocokara fine plans to cancel all of its treasury shares held as of the Base Time (including treasury shares to be acquired in response to the demands of the dissenting shareholders for share purchase, set forth in Article 785, Paragraph 1 of the Companies Act, exercised at the time of the Share Exchange) by a resolution at the board of directors meeting held by the day before the effective date of the Share Exchange, and the number of common shares to be delivered by Matsumotokiyoshi Holdings may be revised in the future depending on the number of treasury shares, etc. to be held by cocokara fine up to the Base Time.

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(*3) Treatment of fractional shares

As a result of the Share Exchange, some shareholders are expected to hold fractional shares of Matsumotokiyoshi Holdings, but such fractional shares may not be sold in the financial instruments exchange market. Shareholders who will hold fractional shares of Matsumotokiyoshi Holdings are entitled to exercise the following rights on and after the effective date of the Share Exchange:

(i)	Right to request to purchase the fractional shares (sale of fractional shares)

In accordance with Article 192, Paragraph 1 of the Companies Act, shareholders may request that Matsumotokiyoshi Holdings purchase fractional shares held by such shareholders.

(ii)	Right to purchase additional fractional shares (additional purchase to form one unit)

Pursuant to the provisions of Article 194, Paragraph 1 of the Companies Act and the Articles of Incorporation, except where Matsumotokiyoshi Holdings does not hold the number of treasury shares for which additional purchase is requested, shareholders may purchase from Matsumotokiyoshi Holdings such number of shares which, together with the number of fractional shares held by such shareholders, will constitute one share unit (100 shares).

(*4) Treatment of fractions less than one share

Upon the execution of the Share Exchange, pursuant to the provisions of Article 234 of the Companies Act and other related laws and regulations, Matsumotokiyoshi Holdings will pay the amount corresponding to the fraction less than one share to the current shareholders of cocokara fine who will receive such allotments of a fraction less than one share of Matsumotokiyoshi Holdings’ common shares in association with the Share Exchange.

(5)	Treatment of share options and bonds with share options in association with the Share Exchange

Not applicable.

(6) Grounds for details of allotment pertaining to the Share Exchange

A)	Grounds for details of allotment

In calculating the Share Exchange Ratio stated above in “(4) Details of allotment pertaining to the Share Exchange”, in order to ensure fairness and appropriateness of the Share Exchange Ratio, Matsumotokiyoshi Holdings has appointed Daiwa Securities Co. Ltd. (hereinafter, “Daiwa Securities”) and cocokara fine has appointed Mitsubishi UFJ Morgan Stanley Securities Co., Ltd. (hereinafter, “Mitsubishi UFJ Morgan Stanley Securities”) as the financial advisor and third-party calculation agent independent from both companies.

Based on the calculation results of the share exchange ratio and advice submitted by its third-party calculation agent, Daiwa Securities, stated below in “(i) Obtaining calculation documents from independent third-party calculation agents” of “(8) Measures for securing fairness,” the legal advice from Anderson Mori & Tomotsune stated below in “(ii) Advice from independent law firms” of “(8) Measures for securing fairness” and results of various due diligence conducted by itself and its advisor against cocokara fine, and also in consideration of such matters including the financial conditions, business performance trends and stock price fluctuations of both companies, Matsumotokiyoshi Holdings has, after much careful deliberation and discussion, determined that the Share Exchange Ratio stated above in “(4) Details of allotment pertaining to the Share Exchange” is appropriate and contributes to the benefits of the shareholders of Matsumotokiyoshi Holdings.

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Based on the calculation results of the share exchange ratio and advice submitted by its third-party calculation agent, Mitsubishi UFJ Morgan Stanley Securities, stated below in “(i) Obtaining calculation documents from independent third-party calculation agents” of “(8) Measures for securing fairness,” the legal advice from Nomura & Partners stated below in “(ii) Advice from independent law firms” of “(8) Measures for securing fairness” and results of various due diligence conducted by itself and its advisor against Matsumotokiyoshi Holdings, and also in consideration of such matters including the financial conditions, business performance trends and stock price fluctuations of both companies, cocokara fine has, after much careful deliberation and discussion, determined that the Share Exchange Ratio stated above in “(4) Details of allotment pertaining to the Share Exchange” is appropriate and contributes to the benefits of the shareholders of cocokara fine.

As such, by reference to the calculation/analysis results by their third-party calculation agents and advice from their legal advisors, and based on the results of the due diligence conducted against the other party, in comprehensive consideration of such factors including the financial conditions, future prospects and stock price fluctuations, we have, after a series of careful negotiations and deliberations, eventually determined that the Share Exchange Ratio of 1.70 stated above in “(4) Details of allotment pertaining to the Share Exchange” is appropriate and contributes to the benefit of the shareholders of both companies. Therefore, we have, after passing a resolution on the executions of the Management Integration Agreement and the Share Exchange Agreement at the board of directors’ meeting of both companies held on the date hereof, entered into the Management Integration Agreement and the Share Exchange Agreement.

B)	Matters relating to calculation
(i)	Name of calculation agents and relationship with both companies

Neither Daiwa Securities or Mitsubishi UFJ Morgan Stanley Securities is an affiliate of Matsumotokiyoshi Holdings and cocokara fine, and neither of them has a material interest with respect to the Share Exchange worth stating.

(ii)	Outline of calculation

Daiwa Securities has made calculations using: (a) the market stock price method on the grounds that the shares of both Matsumotokiyoshi Holdings and cocokara fine are listed on the First Section of Tokyo Stock Exchange, Inc. (hereinafter, “Tokyo Stock Exchange”) and the market stock price is available; (b) the comparable peer company multiple method on the grounds that there exists multiple comparable peer companies listed with respect to both companies and that the stock price is available for analogy by comparing the peer companies; and (c) the DCF (Discounted Cash Flow) method in order to reflect the status of future business activities to the assessment.

The calculation results of each method are as follows. For the avoidance of doubt, the calculation range of the share exchange ratio below describes the calculation range of the number of common shares of Matsumotokiyoshi Holdings allotted per common share of cocokara fine.

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Calculation Method	Calculation Range of Share Exchange Ratio
Market Stock Price Method	1.67 to 1.72
Comparable Peer Company Multiple Method	1.54 to 1.92
DCF Method	1.63 to 2.01

With respect to the market stock price method, the average of the closing price of the base date and the closing price of the share price of the respective periods of one (1) month prior to the base date, three (3) months prior to the base date and six (6) months prior to the base date have been adopted, with February 25, 2021 as the calculation base date.

In calculating the share exchange ratio, Daiwa Securities has, in principle, used the materials and information respectively provided by Matsumotokiyoshi Holdings and cocokara fine, and information generally made available to the public, and has analyzed and considered all the materials, information or the like on the assumption that the same are correct and complete, and has not verified, nor does it assume any liability to verify, the accuracy and completeness of such materials, information or the like on its own accord. In addition, Daiwa Securities has not assessed, appraised or estimated on its own accord the assets or liabilities (including contingent liabilities) of both companies and their affiliates, and has not requested to a third-party agent for such assessment, appraisal or estimation. Daiwa Securities understands that the business plans, financial forecasts and other information on future matters provided by Matsumotokiyoshi Holdings and cocokara fine have been reasonably prepared based on the best forecasts and determinations of the managers of both companies currently available. Daiwa Securities has relied on the information of the business plans of both companies without verifying the accuracy, appropriateness and feasibility thereof on its own accord. The share exchange ratio has been calculated by Daiwa Securities based on the financial, economic, market and other status as of February 25, 2021.

As stated below in “(i) Obtaining calculation documents from independent third-party calculation agents” of “(8) Measures for securing fairness,” on February 25, 2021, Matsumotokiyoshi Holdings has received from Daiwa Securities the fairness opinion to the effect that the agreed Share Exchange Ratio is fair to the shareholders of Matsumotokiyoshi Holdings from the financial viewpoints based on the above preconditions and other certain preconditions.

Mitsubishi UFJ Morgan Stanley Securities has adopted and made calculations using: (a) the market stock price analysis on the grounds that the shares of both Matsumotokiyoshi Holdings and cocokara fine are listed on the financial instruments exchange and the market stock price is available; (b) the comparable peer company multiple analysis on the grounds that there exists multiple comparable peer companies listed with respect to both companies and that the stock price is available for analogy by comparing the peer companies; and (c) the discounted cash flow analysis (hereinafter, “DCF Analysis”) in order to reflect the status of future business activities to the assessment.

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With respect to the market stock price analysis, the closing price of the share price of the respective base dates on the Tokyo Stock Exchange and the simple average of the closing price of the respective transaction date of the respective periods of one (1) month prior to the respective base dates, three (3) months prior to the respective base dates and six (6) months prior to the respective base dates on the Tokyo Stock Exchange have been adopted, with April 25, 2019 which is the business day preceding the date on which the commencement of negotiations of capital and business alliance have been announced as the first calculation base date (hereinafter, “First Base Date”), January 30, 2020 which is the business day preceding the date on which the execution of the basic agreement towards the Management Integration has been announced as the second calculation base date (hereinafter, “Second Base Date”) and February 25, 2021 as the third calculation base date (hereinafter, “Third Base Date”).

The calculation of prices using the DCF Analysis is based on various factors such as the profits in the financial prospects and investment plans provided by the managers of Matsumotokiyoshi Holdings and cocokara fine, all of which have been acknowledged by both companies to be used by Mitsubishi UFJ Morgan Stanley Securities for the purpose of calculation, results of the due diligence conducted against Matsumotokiyoshi Holdings and cocokara fine and other information generally made available to the public, and separately adds synergistic effect to the Management Integration. For the avoidance of doubt, the financial prospects of cocokara fine includes those of business years wherein significant increases or decreases in profits are expected. To be specific, for the period ending March 2022, a significant increase in profits compared to the previous business year is expected due to the business recovery from the decline in profits affected by the spread of COVID-19.

The calculation results of the number of common shares of Matsumotokiyoshi Holdings allotted per common share of cocokara fine using each method are as follows.

Adopted Method	Calculation Results of Share Exchange Ratio
Market Stock Price Analysis (First Base Date)	1.21 to 1.41
Market Stock Price Analysis (Second Base Date)	1.49 to 1.52
Market Stock Price Analysis (Third Base Date)	1.67 to 1.72
Comparable Peer Company Multiple Analysis	1.26 to 1.99
DCF Analysis	1.31 to 2.02

On February 25, 2021, Mitsubishi UFJ Morgan Stanley Securities submitted to the board of directors of cocokara fine a calculation report on the exchange ratio pertaining to the Share Exchange. In addition, upon the request from the board of directors of cocokara fine, Mitsubishi UFJ Morgan Stanley Securities has submitted to the board of directors of cocokara fine a written opinion to the effect that the Share Exchange Ratio is appropriate from the financial viewpoints to the shareholders of the common shares of cocokara fine (excluding Matsumotokiyoshi Holdings) as of the timing of the share exchange (hereinafter, “Fairness Opinion”).

The opinion of Mitsubishi UFJ Morgan Stanley Securities in the Fairness Opinion is based on and subject to the various material conditions and restrictions described in the Fairness Opinion and other various conditions stated below. In addition, Mitsubishi UFJ Morgan Stanley Securities does not make any recommendations to cocokara fine or its shareholders or its board of directors to the effect that a certain share exchange ratio is the only appropriate one.

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In providing its opinion and representation in the Fairness Opinion, Mitsubishi UFJ Morgan Stanley Securities has relied on the information already made available to the public or information provided by cocokara fine or Matsumotokiyoshi Holdings under the premise that such information is accurate and complete, and has not verified the accuracy and completeness thereof on its own accord.

In addition, in preparing the Fairness Opinion, Mitsubishi UFJ Morgan Stanley Securities has considered the strategy, finance and business operation-related merits expected from the Management Integration under the premise that the financial prospects including the information on such strategy, finance and business operation-related merits reflects the best prospects and decisions currently available with respect to the future financial conditions of cocokara fine and Matsumotokiyoshi Holdings and has been reasonably prepared by the managers of cocokara fine and Matsumotokiyoshi Holdings.

Further, Mitsubishi UFJ Morgan Stanley Securities expresses its opinion under the premise that the Management Integration will be implemented without any waiver, amendment or delay with respect to the terms and conditions set forth in the Management Integration Agreement. Mitsubishi UFJ Morgan Stanley Securities understands that the permits and approvals, consents or the like of the government agencies, supervisory agencies or the like required for the Management Integration are all obtainable and that no delay, restrictions or conditions that may have material adverse effect on the merits expected from the Management Integration is added to such permits and approvals, consents or the like.

Mitsubishi UFJ Morgan Stanley Securities is not an advisor with respect to legal affairs, accounting, tax affairs, business regulations and corporate pension. Mitsubishi UFJ Morgan Stanley Securities serves as the financial adviser, and with respect to issues on legal affairs, accounting, tax affairs, business regulations and corporate pension, rather than verifying the same on its own accord, it relies on the decisions made by cocokara fine or Matsumotokiyoshi Holdings and their legal advisers, accounting advisers and tax advisers.

Mitsubishi UFJ Morgan Stanley Securities does not express any opinion on whether the amount or nature of the consideration paid to the directors, officers or employees of cocokara fine (regardless of title or class) with respect to the consideration the owners of the shares of cocokara fine will receive in the Management Integration is reasonable.

Mitsubishi UFJ Morgan Stanley Securities has not evaluated or assessed on its own accord, and has not received any evaluations and/or assessments of, the assets and liabilities of cocokara fine and Matsumotokiyoshi Holdings.

The opinion of Mitsubishi UFJ Morgan Stanley Securities is based on the economic conditions, financial conditions, market conditions and other conditions as of February 25, 2021 in the Fairness Opinion and the information it has obtained as of February 25, 2021. Although there is a possibility that an event occurring on or after February 25, 2021 may affect the basis on which the opinions in the Fairness Opinion have been prepared, Mitsubishi UFJ Morgan Stanley Securities is not obligated to update, revise or reconfirm its opinion in the Fairness Opinion. Mitsubishi UFJ Morgan Stanley has provided services as the financial adviser of cocokara fine with respect to the Management Integration, and is scheduled to receive fees in consideration for such services. The receipt of the considerable portion of the fees is subject to the Management Integration coming into effect.

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During the two (2)-year period retroactive to the date of the Fairness Opinion, Mitsubishi UFJ Morgan Stanley Securities or its affiliates have provided services as financial adviser and financial services to cocokara fine, and Mitsubishi UFJ Morgan Stanley Securities or its affiliates have received fees in consideration of such services. In addition, it is possible for Mitsubishi UFJ Morgan Stanley Securities and its affiliates to provide such services to cocokara fine in the future and receive fees in consideration of such services in the future.

Mitsubishi UFJ Morgan Stanley Securities (together with its affiliates, hereinafter collectively referred, “Mitsubishi UFJ Morgan Stanley Securities Group”) provides global financial services including banking services (including loan services to cocokara fine and Matsumotokiyoshi Holdings), securities services, trust services, investment management services and other financial services (hereinafter collectively referred, “Financial Services”). Securities services are not limited to the provision of investment banking services, finance and financial advisory services, but also include underwriting of securities, sale and purchase, brokerage services, foreign exchange, commodities and derivative transactions. In the course of general underwriting of securities, sales and purchases, brokerage services and finance services, Mitsubishi UFJ Morgan Stanley Securities Group may take long or short position with respect to bonds, shares or loans of cocokara fine, Matsumotokiyoshi Holdings or companies related to the Management Integration, currencies or commodities related to the Management Integration or related derivative instruments, or otherwise provide financial services of Mitsubishi UFJ Morgan Stanley Securities Group to cocokara fine, Matsumotokiyoshi Holdings or companies related to the Management Integration, and engage in sale and purchase or other transactions for its own account or its customer’s account. Mitsubishi UFJ Morgan Stanley Securities Group and its directors and officers may invest their own money in or manage funds that invest their own money in the bonds, shares or loans of cocokara fine, Matsumotokiyoshi Holdings or companies related to the Management Integration, currencies or commodities related to the Management Integration or related derivative instruments. In addition, Mitsubishi UFJ Morgan Stanley Securities may provide general brokerage services to cocokara fine, Matsumotokiyoshi Holdings or companies related to the Management Integration.

(7)	Prospects of and grounds for delisting

As a result of the Share Exchange, as of the effective date of the Share Exchange, October 1, 2021, Matsumotokiyoshi Holdings is scheduled to acquire all of the issued shares in cocokara fine. Prior to the Share Exchange, the common shares of cocokara fine are to be delisted on September 29, 2021 in accordance with the delisting standards of the First Section of the Tokyo Stock Exchange and through the prescribed procedures (final trading date: September 28, 2021). Although it would become impossible to trade the common shares of cocokara fine at the First Section of the Tokyo Stock Exchange after the delisting, the common shares of Matsumotokiyoshi Holdings would be allotted to the shareholders of cocokara fine (excluding, however, Matsumotokiyoshi Holdings) under the Share Exchange Agreement, as stated above in “(4) Details of allotment pertaining to the Share Exchange” of “3.

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Share Exchange.” The common shares of Matsumotokiyoshi Holdings to be allotted to the shareholders of cocokara fine (excluding, however, Matsumotokiyoshi Holdings) as a result of the Share Exchange are listed on the First Section of the Tokyo Stock Exchange, and since it is possible to trade these shares on the First Section of the Tokyo Stock Exchange on and after the effective date of the Share Exchange, although some of the shareholders of cocokara fine who will be allotted 100 (i.e., the share unit of Matsumotokiyoshi Holdings) or more shares of the common shares of Matsumotokiyoshi Holdings as a result of the Share Exchange may be allotted shares of less than one unit in accordance with the number of shares they hold, it will still be possible to continue to trade shares of one or more units on the First Section of the Tokyo Stock Exchange, and it is therefore viewed that the liquidity of shares would be provided.

On the other hand, the shareholders of cocokara fine to whom less than 100 shares of the common share of Matsumotokiyoshi Holdings would be allotted would become holders of shares less than one unit of Matsumotokiyoshi Holdings as a result of the Share Exchange. Although the shares of less than one unit cannot be sold on the First Section of the Tokyo Stock Exchange, the shareholders who would end up holding such shares of less than one unit may, upon request of the shareholders, exercise the right to request to purchase the fractional shares or to purchase additional fractional shares. For details of such treatment, please refer to “(*3) Treatment of fractional shares” of “(4) Details of allotment pertaining to the Share Exchange” of “3. Share Exchange” above. In addition, for details for the treatment of fractions in the case of shares less than one share, please refer to “(*4) Treatment of fractions less than one share” of “(4) Details of allotment pertaining to the Share Exchange” of “3. Share Exchange” above.

The shareholders of cocokara fine may trade as before the common shares of cocokara fine held on the First Section of the Tokyo Stock Exchange up to the final trade date, September 28, 2021 (scheduled).

(8)	Measures for securing fairness

Matsumotokiyoshi Holdings and cocokara fine have taken the following measures in order to secure the fairness of the Share Exchange Ratio and other fairness of the Share Exchange.

(i)	Obtaining calculation documents from independent third-party calculation agents

Matsumotokiyoshi Holdings has, for the benefit of its shareholders, obtained the calculation documents concerning the share exchange ratio on February 25, 2021 from the third-party calculation agent independent from Matsumotokiyoshi Holdings and cocokara fine, Daiwa Securities. For the outline of the calculation documents, please refer to “B) Matters relating to calculation” of “(6) Grounds for contents of allotment pertaining to the Share Exchange” above.

For reference information, Matsumotokiyoshi Holdings has, on February 25, 2021, received from Daiwa Securities the fairness opinion to the effect that the Share Exchange Ratio is fair to the shareholders of Matsumotokiyoshi Holdings from the financial viewpoints based on the preconditions stated in “B) Matters relating to calculation” of “(6) Grounds for contents of allotment pertaining to the Share Exchange” above and other certain preconditions. For the material preconditions, etc. concerning the fairness opinion of Daiwa Securities, please refer to the Exhibit.

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On the other hand, cocokara fine has, for the benefit of its shareholders, obtained the calculation documents concerning the share exchange ratio on February 25, 2021 from the third-party calculation agent independent from Matsumotokiyoshi Holdings and cocokara fine, Mitsubishi UFJ Morgan Stanley Securities. For the outline of calculation documents, please refer to “B) Matters relating to calculation” of “(6) Grounds for contents of allotment pertaining to the Share Exchange” above.

For reference information, cocokara fine has, on February 26, 2021, received from Mitsubishi UFJ Morgan Stanley Securities the fairness opinion to the effect that the Share Exchange Ratio is fair to the shareholders of cocokara fine from the financial viewpoints based on the preconditions stated in “B) Matters relating to calculation” of “(6) Grounds for contents of allotment pertaining to the Share Exchange” above and other certain preconditions.

(ii)	Advice from independent law firms

Matsumotokiyoshi Holdings obtains legal advice from Anderson Mori & Tomotsune as its legal advisor regarding the Share Exchange with respect to the various procedures of the Share Exchange and the method/process of the decision-making of the board of directors.

On the other hand, cocokara fine obtains legal advice from Nomura & Partners as its legal advisor regarding the Share Exchange with respect to the various procedures of the Share Exchange and the method/process of the decision-making of the board of directors.

For the avoidance of doubt, Anderson Mori & Tomotsune and Nomura & Partners are both independent from Matsumotokiyoshi Holdings and cocokara fine, and neither of them is a material interested party of either company.

(9) Measures for avoiding conflict of interest

No special measures, besides those in “(8) Measures for securing fairness” above, have been taken on the grounds that there is no conflict of interest between the companies in the decision-making in the board of directors concerning the Share Exchange, including the fact that there is no member of the board of directors of Matsumotokiyoshi Holdings and cocokara fine wherein the resolution to implement the Share Exchange has been passed who concurrently serves as the officer or employee of the counterparty of the Share Exchange. For reference information, the proposals for the execution of the Management Integration Agreements and other agreements submitted to the meetings of the board of directors of Matsumotokiyoshi Holdings and cocokara fine have been approved and passed unanimously, and all company auditors or all audit and supervisory committee members have stated their opinion that they have no objection to the implementation of the Management Integration.

4.	Incorporation-type Company Split
(1)	Purpose of the Incorporation-type Company Split

Please refer to “(1) Background and purpose of the Management Integration” of “1. Background and Purpose of the Management Integration” above.

(2) Schedule of the Incorporation-type Company Split

Please refer to “(3) Schedule of the Management Integration” of “2. Outline of the Management Integration” above.

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(3)	Method of the Incorporation-type Company Split

It is an incorporation-type company split wherein Matsumotokiyoshi Holdings will be the splitting company and MKG will be the incorporated company. The Incorporation-type Company Split is scheduled to be implemented with effect on October 1, 2021 after obtaining the approval of the Incorporation-type Company Split Plan by the Annual Meeting of Shareholders of Matsumotokiyoshi Holdings to be held on June 29, 2021. The implementation of the Incorporation-type Company Split is subject to the Share Exchange coming into effect.

(4) Details of allotment pertaining to the Incorporation-type Company Split

Common shares of 500 shares will be issued upon the incorporation of MKG, and all of such shares will be allotted and delivered to Matsumotokiyoshi Holdings as the consideration of the Incorporation-type Company Split.

(5) Treatment of share options and bonds with share options in association with Incorporation-type Company Split

There will be no change in the share options issued by Matsumotokiyoshi Holdings as a result of the Incorporation-type Company Split. For reference information, Matsumotokiyoshi Holdings does not issue bonds with share options.

(6)	Increase or decrease in stated capital by Incorporation-type Company Split

There will not be any increase or decrease in the amount of stated capital of Matsumotokiyoshi Holdings upon the Incorporation-type Company Split.

(7)	Rights and obligations succeeded by incorporated company

Of the rights and obligations pertaining to the holding of shares and management and operations of subsidiaries or the like of Matsumotokiyoshi Holdings, MKG will succeed to the rights and obligations set forth in the Incorporation-type Company Split Plan.

(8)	Prospects for performance of obligations

It is found that there are prospects for the obligations of MKG to be performed after the Incorporation-type Company Split.

5.	Absorption-type Company Split (Matsumotokiyoshi Holdings)
(1)	Purpose of the Absorption-type Company Split (Matsumotokiyoshi Holdings)

Please refer to “(1) Background and purpose of the Management Integration” of “1. Background and Purpose of the Management Integration” above.

(2) Schedule of the Absorption-type Company Split (Matsumotokiyoshi Holdings)

Please refer to “(3) Schedule of the Management Integration” of “2. Outline of the Management Integration” above.

(3)	Method of the Absorption-type Company Split (Matsumotokiyoshi Holdings)

It is an absorption-type company split wherein Matsumotokiyoshi Holdings will be the splitting company and the Synergy Generator will be the succeeding company. The Absorption-type Company Split (Matsumotokiyoshi Holdings) is scheduled to be implemented with effect on October 1, 2021 after obtaining the approval of the Absorption-type Company Split Agreement (Matsumotokiyoshi Holdings) by the Annual Meeting of Shareholders of Matsumotokiyoshi Holdings to be held on June 29, 2021. The implementation of the Absorption-type Company Split (Matsumotokiyoshi Holdings) is subject to the Share Exchange coming into effect.

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(4) Details of allotment pertaining to the Absorption-type Company Split (Matsumotokiyoshi Holdings)

Since the Absorption-type Company Split (Matsumotokiyoshi Holdings) will be implemented between the wholly-owning parent company and wholly-owned subsidiary, the Synergy Generator will not allot shares or other monies in connection with the Absorption-type Company Split (Matsumotokiyoshi Holdings).

(5) Treatment of share options and bonds with share options in association with Absorption-type Company Split (Matsumotokiyoshi Holdings)

There will be no change in the share options issued by Matsumotokiyoshi Holdings as a result of the Absorption-type Company Split (Matsumotokiyoshi Holdings). For reference information, Matsumotokiyoshi Holdings does not issue bonds with share options.

(6)	Increase or decrease in stated capital by Absorption-type Company Split (Matsumotokiyoshi Holdings)

There will not be any increase or decrease in the amount of stated capital of Matsumotokiyoshi Holdings upon the Absorption-type Company Split (Matsumotokiyoshi Holdings).

(7)	Rights and obligations succeeded by company succeeding

Of the rights and obligations pertaining to the sales planning, operational support and other functions of Matsumotokiyoshi Holdings, the Synergy Generator will succeed to the rights and obligations set forth in the Absorption-type Company Split Agreement (Matsumotokiyoshi Holdings).

(8)	Prospects for performance of obligations

It is found that there are prospects for the obligations of the Synergy Generator to be performed before and after the Absorption-type Company Split (Matsumotokiyoshi Holdings).

6.	Absorption-type Company Split (cocokara fine – Matsumotokiyoshi Holdings)
(1)	Purpose of the Absorption-type Company Split (cocokara fine - Matsumotokiyoshi Holdings)

Please refer to “(1) Background and purpose of the Management Integration” of “1. Background and Purpose of the Management Integration” above.

(2) Schedule of the Absorption-type Company Split (cocokara fine - Matsumotokiyoshi Holdings)

Please refer to “(3) Schedule of the Management Integration” of “2. Outline of the Management Integration” above.

(3)	Method of the Absorption-type Company Split (cocokara fine - Matsumotokiyoshi Holdings)

It is an absorption-type company split wherein cocokara fine will be the splitting company and Matsumotokiyoshi Holdings will be the succeeding company. The implementation of the Absorption-type Company Split (cocokara fine - Matsumotokiyoshi Holdings) is subject to the Share Exchange coming into effect.

(4) Details of allotment pertaining to the Absorption-type Company Split (cocokara fine - Matsumotokiyoshi Holdings)

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Since the Absorption-type Company Split (cocokara fine - Matsumotokiyoshi Holdings) will be implemented between companies that will become wholly-owning parent company and wholly-owned subsidiary, Matsumotokiyoshi Holdings will not allot shares or other monies in connection with the Absorption-type Company Split (cocokara fine - Matsumotokiyoshi Holdings).

(5) Treatment of share options and bonds with share options in association with Absorption-type Company Split (cocokara fine - Matsumotokiyoshi Holdings)

Not applicable.

(6)	Increase or decrease in stated capital by Absorption-type Company Split (cocokara fine - Matsumotokiyoshi Holdings)

There will not be any increase or decrease in the amount of stated capital of Matsumotokiyoshi Holdings and cocokara fine upon the Absorption-type Company Split (cocokara fine - Matsumotokiyoshi Holdings).

(7)	Rights and obligations succeeded by company succeeding

Of the rights and obligations pertaining to the headquarters functions of cocokara fine, Matsumotokiyoshi Holdings will succeed to the rights and obligations set forth in the Absorption-type Company Split Agreement (cocokara fine - Matsumotokiyoshi Holdings).

(8)	Prospects for performance of obligations

It is found that there are prospects for the obligations of Matsumotokiyoshi Holdings to be performed before and after the Absorption-type Company Split (cocokara fine - Matsumotokiyoshi Holdings).

7.	Absorption-type Company Split (cocokara fine – Synergy Generator)
(1)	Purpose of the Absorption-type Company Split (cocokara fine - Synergy Generator)

Please refer to “(1) Background and purpose of the Management Integration” of “1. Background and Purpose of the Management Integration” above.

(2) Schedule of the Absorption-type Company Split (cocokara fine - Synergy Generator)

Please refer to “(3) Schedule of the Management Integration” of “2. Outline of the Management Integration” above.

(3)	Method of the Absorption-type Company Split (cocokara fine - Synergy Generator)

It is an absorption-type company split wherein cocokara fine will be the splitting company and the Synergy Generator will be the succeeding company. The implementation of the Absorption-type Company Split (cocokara fine - Synergy Generator) is subject to the Share Exchange coming into effect.

(4) Details of allotment pertaining to the Absorption-type Company Split (cocokara fine - Synergy Generator)

Since the Absorption-type Company Split (cocokara fine - Synergy Generator) will be implemented between companies that will become wholly-owned subsidiaries of the Integrated Company, the Synergy Generator will not allot shares or other monies in connection with the Absorption-type Company Split (cocokara fine - Synergy Generator).

(5) Treatment of share options and bonds with share options in association with Absorption-type Company Split (cocokara fine - Synergy Generator)

Not applicable.

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(6)	Increase or decrease in stated capital by Absorption-type Company Split (cocokara fine - Synergy Generator)

There will not be any increase or decrease in the amount of stated capital of cocokara fine upon the Absorption-type Company Split (cocokara fine - Synergy Generator).

(7)	Rights and obligations succeeded by company succeeding

Of the rights and obligations pertaining to the sales planning, operational support and other functions of cocokara fine, the Synergy Generator will succeed to the rights and obligations set forth in the Absorption-type Company Split Agreement (cocokara fine - Synergy Generator).

(8)	Prospects for performance of obligations

It is found that there are prospects for the obligations of the Synergy Generator to be performed before and after the Absorption-type Company Split (cocokara fine – Synergy Generator).

8.	Absorption-type Company Split (cocokarafine Healthcare – Matsumotokiyoshi Holdings)
(1)	Purpose of the Absorption-type Company Split (cocokarafine Healthcare - Matsumotokiyoshi Holdings)

Please refer to “(1) Background and purpose of the Management Integration” of “1. Background and Purpose of the Management Integration” above.

(2) Schedule of the Absorption-type Company Split (cocokarafine Healthcare - Matsumotokiyoshi Holdings)

Please refer to “(3) Schedule of the Management Integration” of “2. Outline of the Management Integration” above.

(3)	Method of the Absorption-type Company Split (cocokarafine Healthcare - Matsumotokiyoshi Holdings)

It is an absorption-type company split wherein cocokarafine Healthcare will be the splitting company and Matsumotokiyoshi Holdings will be the succeeding company. The implementation of the Absorption-type Company Split (cocokarafine Healthcare - Matsumotokiyoshi Holdings) is subject to the Share Exchange coming into effect.

(4) Details of allotment pertaining to the Absorption-type Company Split (cocokarafine Healthcare - Matsumotokiyoshi Holdings)

Since the Absorption-type Company Split (cocokarafine Healthcare - Matsumotokiyoshi Holdings) will be implemented between companies that will become wholly-owning parent company and wholly-owned subsidiary, Matsumotokiyoshi Holdings will not allot shares or other monies in connection with the Absorption-type Company Split (cocokarafine Healthcare - Matsumotokiyoshi Holdings).

(5) Treatment of share options and bonds with share options in association with Absorption-type Company Split (cocokarafine Healthcare - Matsumotokiyoshi Holdings)

Not applicable.

(6)	Increase or decrease in stated capital by Absorption-type Company Split (cocokarafine Healthcare - Matsumotokiyoshi Holdings)

There will not be any increase or decrease in the amounts of stated capital of cocokarafine Healthcare and Matsumotokiyoshi Holdings upon the Absorption-type Company Split (cocokarafine Healthcare - Matsumotokiyoshi Holdings).

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(7)	Rights and obligations succeeded by company succeeding

Of the rights and obligations pertaining to the headquarters functions of cocokarafine Healthcare, Matsumotokiyoshi Holdings will succeed to the rights and obligations set forth in the Absorption-type Company Split Agreement (cocokarafine Healthcare - Matsumotokiyoshi Holdings).

(8)	Prospects for performance of obligations

It is found that there are prospects for the obligations of Matsumotokiyoshi Holdings to be performed before and after the Absorption-type Company Split (cocokarafine Healthcare – Matsumotokiyoshi Holdings).

9.	Absorption-type Company Split (cocokarafine Healthcare – Synergy Generator)
(1)	Purpose of the Absorption-type Company Split (cocokarafine Healthcare - Synergy Generator)

Please refer to “(1) Background and purpose of the Management Integration” of “1. Background and Purpose of the Management Integration” above.

(2) Schedule of the Absorption-type Company Split (cocokarafine Healthcare - Synergy Generator)

Please refer to “(3) Schedule of the Management Integration” of “2. Outline of the Management Integration” above.

(3)	Method of the Absorption-type Company Split (cocokarafine Healthcare - Synergy Generator)

It is an absorption-type company split wherein cocokarafine Healthcare will be the splitting company and the Synergy Generator will be the succeeding company. The implementation of the Absorption-type Company Split (cocokarafine Healthcare - Synergy Generator) is subject to the Share Exchange coming into effect.

(4) Details of allotment pertaining to the Absorption-type Company Split (cocokarafine Healthcare - Synergy Generator)

Since the Absorption-type Company Split (cocokarafine Healthcare - Synergy Generator) will be implemented between companies that will become wholly-owned subsidiaries of the Integrated Company, the Synergy Generator will not allot shares or other monies in connection with the Absorption-type Company Split (cocokarafine Healthcare - Synergy Generator).

(5) Treatment of share options and bonds with share options in association with Absorption-type Company Split (cocokarafine Healthcare - Synergy Generator)

Not applicable.

(6)	Increase or decrease in stated capital by Absorption-type Company Split (cocokarafine Healthcare - Synergy Generator)

There will not be any increase or decrease in the amount of stated capital of cocokarafine Healthcare upon the Absorption-type Company Split (cocokarafine Healthcare - Synergy Generator).

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(7)	Rights and obligations succeeded by company succeeding

Of the rights and obligations pertaining to the sales planning, operational support and other functions of cocokarafine Healthcare, the Synergy Generator will succeed to the rights and obligations set forth in the Absorption-type Company Split Agreement (cocokarafine Healthcare - Synergy Generator).

(8)	Prospects for performance of obligations

It is found that there are prospects for the obligations of the Synergy Generator to be performed before and after the Absorption-type Company Split (cocokarafine Healthcare – Synergy Generator).

10.	Overview of the Companies
(1)	Management Integration Agreement
(i)	Matsumotokiyoshi Holdings
(1) Trade name	Matsumotokiyoshi Holdings Co., Ltd.
(2) Main business activities	Management and administration of its subsidiaries such as drugstores; purchase and distribution of products
(3) Date of incorporation	October 1, 2007
(4) Address	9-1 Shinmatsudo-Higashi, Matsudo-shi, Chiba, Japan
(5) Representative	Kiyoo Matsumoto, President and Representative Director
(6) Capital	JPY 22,051 million
(7) Number of Issued Shares	109,272,214 shares
(8) Fiscal year-end	March 31
(9) Number of employees (as of March 31, 2020)	498 (non-consolidated) 6,569 (consolidated)
(10) Major clients	General clients
(11) Main bank for transaction	The ChibaBank, Ltd. MUFG Bank, Ltd.
(12) Major shareholders and the shareholding ratio (as of September 30, 2020)

Custody Bank of Japan, Ltd. (Trust account 1, Trust account 2, Trust account 4, Trust account 5, Trust account 6, Trust account 7, Trust account 9)

Namio Matsumoto

The Master Trust Bank of Japan, Ltd. (Trust account)

The ChibaBank, Ltd.

JP MORGAN CHASE BANK 385632

(10.43%) (7.04%) (6.51%) (4.98%) (3.83%)

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(13) Connections between Matsumotokiyoshi Holdings and cocokara fine	Capital connections		Matsumotokiyoshi Holdings holds 6,006,908 shares (20.02%) of the stock of cocokara fine. cocokara fine does not hold shares of Matsumotokiyoshi Holdings.
	Personal connections		Not applicable
	Business relations		Matsumotokiyoshi Holdings and cocokara fine executed a capital alliance agreement on January 31, 2020 and have been in business partnership such as mutual supply of private brand products to realize synergies between the two company groups.
	Whether the company falls under the category of the related party		cocokara fine is an investee company under the equity method of Matsumotokiyoshi Holdings and falls under the category of the related party.
(14) Most recent consolidated operating results and financial position
Fiscal period	Year ended March 2018	Year ended March 2019	Year ended March 2020
Net assets	JPY 204,871 million	JPY 209,269 million	JPY 229,304 million
Total assets	JPY 314,178 million	JPY 318,324 million	JPY 351,809 million
Net assets per share	JPY 1,935.39	JPY 2,038.76	JPY 2,233.54
Sales	JPY 558,879 million	JPY 575,991 million	JPY 590,593 million
Operating profit	JPY 33,565 million	JPY 36,028 million	JPY 37,563 million
Ordinary profit	JPY 36,123 million	JPY 38,978 million	JPY 39,985 million
Net income attributable to shareholders of the parent company	JPY 22,755 million	JPY 25,035 million	JPY 26,176 million
Net income per share	JPY 215.03	JPY 239.42	JPY 255.04
Dividend per share	JPY 80.0	JPY 65.0	JPY 70.0
(15) Number of stores	1,755 stores (consolidated) among which 335 stores are dispensing pharmacies (consolidated)
(As of December 31, 2020)

(ii) cocokara fine

(1) Trade name	cocokara fine Inc.
(2) Main business activities	Provision of health-related services centered on the drugstore business and dispensing pharmacies business, including nursing care, delivery of prescribed medicines and online store
(3) Date of incorporation	April 1, 2008

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(4) Address	Innotech Bldg., 3-17-6 Shin-Yokohama, Kohoku-ku, Yokohama-shi, Kanagawa
(5) Representative	Atsushi Tsukamoto, President and Representative Director
(6) Capital	JPY 20,184 million
(7) Number of Issued Shares	31,412,085 shares
(8) Fiscal year-end	March 31
(9) Number of employees	257(non-consolidated) 6,429 (consolidated)
(10) Major clients	General clients
(11) Main bank for transaction	MUFG Bank, Ltd. Sumitomo Mitsui Banking Corporation Mizuho Bank, Ltd.
(12) Major shareholders and the shareholding ratio (as of September 30, 2020)

Matsumotokiyoshi Holdings Co., Ltd.

The Master Trust Bank of Japan, Ltd. (Management trust account)

The Master Trust Bank of Japan, Ltd. (Trust account)

Employee Stock Ownership Association of cocokara fine

Segami Fudosan K.K.

(19.99%) (5.60%) (4.38%) (2.95%) (2.78%)
(13) Connections between cocokara fine and Matsumotokiyoshi Holdings	Capital connections	cocokara fine does not hold shares of Matsumotokiyoshi Holdings. Matsumotokiyoshi Holdings holds 6,006,908 shares (20.02%) of the stock of cocokara fine.
	Personal connections	Not applicable
	Business relations	Matsumotokiyoshi Holdings and cocokara fine executed a capital alliance agreement on January 31, 2020 and have been in business partnership such as mutual supply of private brand products to create synergies between the two company groups.
	Whether the company falls under the category of the related party	cocokara fine is an investee company under the equity method of Matsumotokiyoshi Holdings and falls under the category of the related party.

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(14) Most recent consolidated operating results and financial position
Fiscal period	Year ended March 2018	Year ended March 2019	Year ended March 2020
Net assets	JPY 87,810 million	JPY 95,081 million	JPY 139,653 million
Total assets	JPY 158,177 million	JPY 172,727 million	JPY 208,298 million
Net assets per share	JPY 3,655.55	JPY 3,958.25	JPY 4,661.28
Sales	JPY 390,963 million	JPY 400,559 million	JPY 403,875 million
Operating profit	JPY 13,712 million	JPY 12,915 million	JPY 13,336 million
Ordinary profit	JPY 16,019 million	JPY 15,233 million	JPY 15,626 million
Net income attributable to shareholders of the parent company	JPY 9,067 million	JPY 9,158 million	JPY 8,270 million
Net income per share	JPY 376.41	JPY 381.27	JPY 344.06
Dividend per share	JPY 73.0	JPY 76.0	JPY 92.0
(15) Number of stores	1,444 stores (consolidated) among which 407 stores are dispensing pharmacies (consolidated)
(As of December 31, 2020)

(2)	Share Exchange Agreement
(i)	Matsumotokiyoshi Holdings

Please refer to “(i) Matsumotokiyoshi Holdings” of “(1) Management Integration Agreement” above.

(ii)	cocokara fine

Please refer to “(ii) cocokara fine” of “(1) Management Integration Agreement” above.

(3)	Incorporation-type Company Split
(i)	Matsumotokiyoshi Holdings

Please refer to “(i) Matsumotokiyoshi Holdings” of “(1) Management Integration Agreement” above.

(ii)	MKG
(1) Trade name	Matsumotokiyoshi Group Co., Ltd.
(2) Main business activities	Management and supervision of group companies including their drugstores
(3) Date of incorporation	October 1, 2021 (planned)
(4) Address	9-1 Shinmatsudo-Higashi, Matsudo-shi, Chiba, Japan
(5) Representative	Kiyoo Matsumoto, President and Representative Director
(6) Capital	JPY 50 million
(7) Number of Issued Shares	500 shares
(8) Fiscal year-end	March 31
(9) Major shareholders and the shareholding ratio	Matsumotokiyoshi Holdings (The trade name will be changed to MatsukiyoCocokara & Co. as of October 1, 2021).	(100%)

(Planned to be as of October 1, 2021)

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(4)	Absorption-type Company Split (Matsumotokiyoshi Holdings)
(i)	Matsumotokiyoshi Holdings

Please refer to “(i) Matsumotokiyoshi Holdings” of “(1) Management Integration Agreement” above. With respect to the relationship between Matsumotokiyoshi Holdings and the Synergy Generator, please refer to “(ii) Synergy Generator, (13) Connections between Matsumotokiyoshi Holdings and the Synergy Generator” below.

(ii) Synergy Generator

(1) Trade name	MKCF Succeeding Company
(2) Main business activities	Management and administration, operational support, planning and development, procurement and distribution of products of group companies including their drugstores
(3) Date of incorporation	February 18, 2021
(4) Address	1-8-2 Yushima, Bunkyo-ku, Tokyo
(5) Representative	Kiyoo Matsumoto, President and Representative Director
(6) Capital	JPY 10 million
(7) Number of Issued Shares	100 shares
(8) Fiscal year-end	March 31
(9) Number of employees	0
(10) Major clients	Not applicable, as the company has been established on February 18, 2021.
(11) Main bank for transaction	Not applicable, as the company has been established on February 18, 2021.
(12) Major shareholders and the shareholding ratios	Matsumotokiyoshi Holdings Co., Ltd.	(100%)
(13) Connections between Matsumotokiyoshi Holdings and the Synergy Generator	Capital connections	Matsumotokiyoshi Holdings holds 100 shares (100%) of the stock of the Synergy Generator.
	Personal connections	Three Directors of the Synergy Generator concurrently serve as Directors of Matsumotokiyoshi Holdings (the Representative Director of the Synergy Generator also serves as the Representative Director of Matsumotokiyoshi Holdings).
	Business relations	Not applicable, as the company has been established on February 18, 2021.
	Whether the company falls under the category of the related party	Matsumotokiyoshi Holdings will be the wholly-owning parent company of the Synergy Generator.

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Note: The Synergy Generator will change its trade name to MCC Management Co., Ltd. as of October 1, 2021.

(5)	Absorption-type Company Split (cocokara fine - Matsumotokiyoshi Holdings)
(i)	Matsumotokiyoshi Holdings

Please refer to “(i) Matsumotokiyoshi Holdings” of “(1) Management Integration Agreement” above.

(ii)	cocokara fine

Please refer to “(ii) cocokara fine” of “(1) Management Integration Agreement” above.

(6) Absorption-type Company Split (cocokara fine – Synergy Generator)

(i)	cocokara fine

Please refer to “(ii) cocokara fine” of “(1) Management Integration Agreement” above. With respect to the connections between cocokara fine and the Synergy Generator, there are no applicable matters.

(ii)	Synergy Generator

Please refer to “(ii) Synergy Generator” of “(4) Absorption-type Company Split (Matsumotokiyoshi Holdings)” above.

(7) Absorption-type Company Split (cocokarafine Healthcare – Matsumotokiyoshi Holdings)

(i)	Matsumotokiyoshi Holdings

Please refer to “(i) Matsumotokiyoshi Holdings” of “(1) Management Integration Agreement” above. Regarding the connections between Matsumotokiyoshi Holdings and cocokarafine Healthcare, please refer to “(13) Connections between cocokarafine Healthcare and Matsumotokiyoshi Holdings” of “(ii) cocokarafine Healthcare” below.

(ii)	cocokarafine Healthcare
(1) Trade name	cocokarafine Healthcare Inc.
(2) Main business activities	Provision of health-related services centered on the drugstore business and dispensing pharmacy business, including nursing care, delivery of prescribed medicines and online store
(3) Date of incorporation	March 4, 1954
(4) Address	Innotech Bldg., 3-17-6 Shin-Yokohama, Kohoku-ku, Yokohama-shi, Kanagawa
(5) Representative	Atsushi Tsukamoto, President and Representative Director
(6) Capital	JPY 50 million
(7) Number of Issued Shares	8,100,000 shares
(8) Fiscal year-end	March 31
(9) Number of employees	5,467 (non-consolidated)
(10) Major clients	General clients

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(11) Main bank for transaction	MUFG Bank, Ltd. Sumitomo Mitsui Banking Corporation Mizuho Bank, Ltd.
(12) Major shareholders and the shareholding ratio	cocokara fine	(100%)
(13) Connections between cocokarafine Healthcare and Matsumotokiyoshi Holdings	Capital connections		While there is no direct capital connections between the two companies, cocokarafine Healthcare is a wholly-owned subsidiary of cocokara fine, and Matsumotokiyoshi Holdings holds 20.02% of the stock of cocokara fine.
	Personal connections		Not applicable
	Business relations		Matsumotokiyoshi Holdings and cocokara fine executed a capital alliance agreement on January 31, 2020 and have been in business partnership, such as mutual supply of private brand products, to realize synergies between the two company groups.
	Whether the company falls under the category of the related party		Since cocokarafine Healthcare is a wholly-owned subsidiary of cocokara fine, cocokarafine Healthcare falls under the category of the related party.
(14) Most recent operating results and financial position
Fiscal period	Year ended March 2018	Year ended March 2019	Year ended March 2020
Net assets	JPY 84,474 million	JPY 34,807 million	JPY 38,604 million
Total assets	JPY 150,527 million	JPY 139,456 million	JPY 140,537 million
Net assets per share	JPY 10,428.98	JPY 3,480,791.31	JPY 3,860,416.76
Sales	JPY 369,967 million	JPY 380,071 million	JPY 382,377 million
Operating profit	JPY 13,314 million	JPY 12,428 million	JPY 12,816 million
Ordinary profit	JPY 15,519 million	JPY 14,629 million	JPY 14,925 million
Net income attributable to shareholders of the parent company	JPY 8,819 million	JPY 8,889 million	JPY 8,356 million
Net income per share	JPY 1,088.85	JPY 1,199.13	JPY 835,645.48
Dividend per share	JPY 544.42	JPY 444,452	JPY 417,822

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(8) Absorption-type Company Split (cocokarafine Healthcare – Synergy Generator)

(i)	cocokarafine Healthcare

Please refer to “(ii) cocokara fine Healthcare” of “(7) Absorption-type Company Split (cocokarafine Healthcare – Matsumotokiyoshi Holdings)” above. Regarding the connections between cocokarafine Healthcare and the Synergy Generator, there are no applicable matters.

(ii)	Synergy Generator

Please refer to “(ii) Synergy Generator” of “(4) Absorption-type Company Split (Matsumotokiyoshi Holdings” above.

11.	Integrated Company
(1) Trade Name	MatsukiyoCocokara & Co.
(2) Address	1-8-2 Yushima, Bunkyo-ku, Tokyo
(3) Names and positions of Representatives	Namio Matsumoto, Chairman and Representative Director Kiyoo Matsumoto, President and Representative Director Atsushi Tsukamoto, Vice President and Representative Director
(4) Main business activities	Group-wide strategy formulation, strategy implementation support and management and administration
(5) Capital	Not determined yet.
(6) Fiscal year-end	March 31
(7) Net assets	Not determined yet.
(8) Total assets	Not determined yet.

12.	Summary of business to be split
(1)	Incorporation-type Company Split

The split is planned to apply to the services of Matsumotokiyoshi Holdings for the principal purposes of holding shares in, and managing the operations of, Matsumotokiyoshi Co., Ltd. and other subsidiaries or the like, but it has not been determined yet. Regarding the content of the business of the divisions to be split, their operating results, and assets, liabilities and book values to be split or succeeded, we will make an announcement as soon as such details are determined.

(2)	Absorption-type Company Split (Matsumotokiyoshi Holdings)

The split is planned to apply to the sales planning, operational support and other functions of Matsumotokiyoshi Holdings, but it has not been determined yet. Regarding the content of the business of the divisions to be split, their operating results, and assets, liabilities and book values to be split or succeeded, we will make an announcement as soon as such details are determined.

(3)	Absorption-type Company Split (cocokara fine - Matsumotokiyoshi Holdings)

The split is planned to apply to the headquarters functions of cocokara fine, but it has not been determined yet. Regarding the content of the business of the divisions to be split, their operating results, and assets, liabilities and book values to be split or succeeded, we will make an announcement as soon as such details are determined.

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(4)	Absorption-type Company Split (cocokara fine – Synergy Generator)

The split is planned to apply to the sales planning, operational support and other functions of cocokara fine, but it has not been determined yet. Regarding the content of the business of the divisions to be split, their operating results, and assets, liabilities and book values to be split or succeeded, we will make an announcement as soon as such details are determined.

(5)	Absorption-type Company Split (cocokarafine Healthcare - Matsumotokiyoshi Holdings)

The split is planned to apply to headquarters functions cocokarafine Healthcare, but it has not been determined yet. Regarding the content of the business of the divisions to be split, their operating results, and assets, liabilities and book values to be split or succeeded, we will make an announcement as soon as such details are determined.

(6)	Absorption-type Company Split (cocokarafine Healthcare – Synergy Generator)

The split is planned to apply to the sales planning, operational support and other functions of cocokarafine Healthcare, but it has not been determined yet. Regarding the content of the business of the divisions to be split, their operating results, and assets, liabilities and book values to be split or succeeded, we will make an announcement as soon as such details are determined.

13.	Summary of Accounting Process

With regard to the accounting process for the Share Exchange, it is planned that it applies the “Accounting Standard for Business Combinations” (ASBJ Statement No. 21) and “Accounting Standards for Business Combinations Application Guidelines for Accounting Standards for Business Divestitures” (ASBJ Guidance No. 10) and uses the purchase method to account for the Share Exchange with Matsumotokiyoshi Holdings as the acquiring company.

The amount of goodwill (or negative goodwill) associated with the Share Exchange has not been determined yet and will be announced as soon as such figures are obtained.

14. Future Forecast

The forecast of business results, etc. after the Management Integration will be announced as soon as such figures are obtained.

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Exhibit

Assumptions and Disclaimers Regarding Daiwa Securities’ Fairness Opinion

In preparing its opinion that the Share Exchange Ratio agreed by Matsumotokiyoshi Holdings and cocokara fine is fair from a financial point of view to the holders of the common stock of Matsumotokiyoshi Holdings (the “Daiwa Fairness Opinion”), Daiwa Securities has analyzed and reviewed the Share Exchange Ratio. For such analysis and review, Daiwa Securities has used the material and information provided by Matsumotokiyoshi Holdings and cocokara fine, cocokara fine’s business plan (the use of which for the analysis and review has been agreed to by Matsumotokiyoshi Holdings, and the assumptions and disclaimers regarding such business plan have been changed to those contemplated by Matsumotokiyoshi Holdings) as well as publicly available information. Daiwa Securities has assumed and relied on the accuracy and completeness of all information that Daiwa Securities has analyzed or reviewed, and has not independently verified, or assumed any obligation to independently verify, the accuracy or completeness of such information. In stating its opinion contained in the Daiwa Fairness Opinion, Daiwa Securities has assumed that as of the date on which the opinion contained in the Daiwa Fairness Opinion is stated, there has occurred no event relating to Matsumotokiyoshi Holdings or cocokara fine that is undisclosed to Daiwa Securities that would affect the corporate value of Matsumotokiyoshi Holdings or cocokara fine. Daiwa Securities has not undertaken an independent evaluation, appraisal or assessment of any of the assets or liabilities (including, but not limited to, financial derivative products, off-balance-sheet assets and liabilities and other contingent liabilities), on an aggregate or individual basis, of Matsumotokiyoshi Holdings, cocokara fine or any of their respective affiliates (where “affiliates” here and hereafter refers to “affiliates” as defined in Article 8(8) of the Ordinance on Terminology, Forms, and Preparation Methods of Financial Statements), nor has Daiwa Securities made any request to a third party for any such valuation, appraisal or assessment. Moreover, in preparing the Daiwa Fairness Opinion, Daiwa Securities has assumed that there are no undisclosed facts (including contingent liabilities and litigation) in the present or future relating to Matsumotokiyoshi Holdings, cocokara fine or any of their respective affiliates that may affect the Daiwa Fairness Opinion. Daiwa Securities has not evaluated the solvency or creditworthiness of Matsumotokiyoshi Holdings, cocokara fine or any of their respective affiliates under any applicable laws relating to bankruptcy, insolvency or similar matters. Daiwa Securities has not conducted any physical inspection of the properties or facilities of Matsumotokiyoshi Holdings, cocokara fine or any of their respective affiliates, nor has Daiwa Securities assumed any obligation to do so. Daiwa Securities understands that Matsumotokiyoshi Holdings’ legal advisors and accounting and tax advisors performed legal due diligence and accounting and tax due diligence, respectively, on cocokara fine based on the scope of due diligence agreed upon between the respective advisors and Matsumotokiyoshi Holdings. Daiwa Securities has not independently verified such scope or assumed any obligation with respect to such due diligence.

In preparing the Daiwa Fairness Opinion, Daiwa Securities has assumed that the business plans, financial forecasts and other information regarding the future furnished to Daiwa Securities have been prepared according to reasonable and appropriate procedures, and reflect the best currently available estimates and judgment of the management of Matsumotokiyoshi Holdings and cocokara fine, and with the consent of Matsumotokiyoshi Holdings, Daiwa Securities has relied on such information without conducting any independent verifications of the accuracy, validity or feasibility of the business plans of both companies. Daiwa Securities has assumed that all assumptions for the preparation of the business plans and financial forecasts are accurate and feasible. Daiwa Securities has conducted no independent verifications of the accuracy or feasibility thereof, nor has Daiwa Securities assumed any obligation to do so. In stating its opinion contained in the Daiwa Fairness Opinion and making analyses as the basis of such opinion, Daiwa Securities set a number of assumptions regarding the industry situations, the state of general business and economy and other matters, many of which are not within the control of Matsumotokiyoshi Holdings and cocokara fine. The estimates contained in such analyses of Daiwa Securities are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

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Daiwa Securities has assumed that the Share Exchange Agreement will be legally and validly executed and approved at the general meeting of shareholders of Matsumotokiyoshi Holdings and at the general meeting of shareholders of cocokara fine with terms and conditions substantially the same as those set forth in the draft Share Exchange Agreement that Daiwa Securities has reviewed, that the Management Integration Agreement will be properly and validly executed by Matsumotokiyoshi Holdings and cocokara fine with terms and conditions substantially the same as those set forth in the draft Management Integration Agreement that Daiwa Securities has reviewed, and that the Share Exchange will be legally and validly performed and completed pursuant to the terms and conditions of the Share Exchange Agreement and the Management Integration Agreement, without any waiver, revision or amendment of any material terms or conditions thereof. Further, Daiwa Securities has assumed that the Share Exchange will be legally and validly performed, that the tax effect arising from the Share Exchange will not be different from the anticipated tax effect provided by Matsumotokiyoshi Holdings and cocokara fine, and that the governmental, regulatory or other consents or approvals necessary for the execution of the Share Exchange will be obtained without any prejudice to the benefits expected to be brought by the Share Exchange. Therefore, Daiwa Securities has no obligation to conduct the independent verifications thereof. Daiwa Securities has not evaluated the decision of Matsumotokiyoshi Holdings with respect to its execution of the Share Exchange or the relative merits of the Share Exchange as compared to any strategic alternatives that may be available to Matsumotokiyoshi Holdings, nor has Daiwa Securities been requested by Matsumotokiyoshi Holdings to do so. Daiwa Securities is not a legal, accounting or tax expert and has neither independently analyzed or reviewed nor assumed any obligation to independently analyze or review the legality or validity of any matter regarding the Share Exchange or the appropriateness of the accounting and tax treatment of any matter regarding the Share Exchange. Daiwa Securities has also assumed that the anticipated tax effects of the Share Exchange communicated to Daiwa Securities by Matsumotokiyoshi Holdings will be realized.

Daiwa Securities is to receive a fee as consideration for advisory services regarding this matter subject to submission of the Daiwa Fairness Opinion to Matsumotokiyoshi Holdings and is to receive from Matsumotokiyoshi Holdings certain other fees, including those subject to the completion of the Transaction. Matsumotokiyoshi Holdings has agreed to indemnify Daiwa Securities for certain liability that may arise in connection with the advisory services provided by Daiwa Securities in relation to this matter. Daiwa Securities has not been involved in any decision-making processes regarding the draft Share Exchange Agreement and the draft Management Integration Agreement. The Daiwa Securities Group, mainly consisting of Daiwa Securities Group Inc., Daiwa Securities’ parent company, has conducted investment and financing service business concentrating on securities-related business as the principal business, and has provided its services to Matsumotokiyoshi Holdings, cocokara fine and their respective affiliates, for which the Daiwa Securities Group has received compensation in the past and at the present, and may do so in the future. Matsumotokiyoshi Holdings understands that Daiwa Securities and its affiliates have provided, or may provide in the future, services for transactions other than the Share Exchange to cocokara fine and its affiliates, for which Daiwa Securities and its affiliates have received, or may receive, compensation, and has given prior consent to the provision of such services without any objection. In addition, Daiwa Securities and its affiliates may actively trade or hold financial products, including securities and derivatives products, of Matsumotokiyoshi Holdings, cocokara fine or any of their respective affiliates, for the accounts of Daiwa Securities or its affiliates or for the accounts of customers.

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The Daiwa Fairness Opinion was prepared solely in order that Daiwa Securities may provide the board of directors of Matsumotokiyoshi Holdings with reference information to review the Share Exchange Ratio at the request of Matsumotokiyoshi Holdings (the “Daiwa Opinion Purpose”). Daiwa Securities, therefore, does not assume any responsibility arising out of, or in connection with, the use of the Daiwa Fairness Opinion other than for the Daiwa Opinion Purpose. Matsumotokiyoshi Holdings may not cause the Daiwa Fairness Opinion to be disclosed, communicated or referred to any third party, nor to be used for any third party (collectively, “Disclosure”) without Daiwa Securities’ prior written consent. Matsumotokiyoshi Holdings will be also solely responsible for Disclosure with Daiwa Securities’ prior consent, and Daiwa Securities will not be responsible for such Disclosure. Daiwa Securities assumes no liability to any third party other than Matsumotokiyoshi Holdings in connection with the Daiwa Fairness Opinion or the Share Exchange, as well as arising out of, or in connection with, the use of the Daiwa Fairness Opinion other than for the Daiwa Opinion Purpose. Moreover, the Daiwa Fairness Opinion does not constitute a recommendation or solicitation to any holders of shares of common stock of Matsumotokiyoshi Holdings as to how such holder of shares should vote on the Share Exchange (including exercise of the appraisal right of opposing holders of shares), the transfer or receipt of shares of Matsumotokiyoshi Holdings or any other related matters.

The Daiwa Fairness Opinion addresses only the fairness of the Share Exchange Ratio from a financial point of view to the holders of the shares of the common stock of Matsumotokiyoshi Holdings, and Matsumotokiyoshi Holdings has not asked Daiwa Securities to address, and the Daiwa Fairness Opinion does not address, the fairness to, or any other consideration of, any third party other than the holders of shares of common stock of Matsumotokiyoshi Holdings. Daiwa Securities does not provide any opinion on any premise or assumption upon which the determination of the Share Exchange Ratio was based or the underlying business decision of Matsumotokiyoshi Holdings to proceed with the Share Exchange. Daiwa Securities is also not expressing any opinion as to the prices at which the shares of common stock of Matsumotokiyoshi Holdings or cocokara fine will be traded at any time after the date of this opinion. In addition, Daiwa Securities expresses no opinion with respect to the fairness of the amount or nature of any compensation to be received in relation to the Share Exchange Ratio by any officer, director, employee or any similar such person involved in the Share Exchange.

The Daiwa Fairness Opinion is based on financial information in part prepared in accordance with accounting principles generally accepted in Japan, and did not take into consideration any possible difference in such financial information if prepared under international financial reporting standards. The Daiwa Fairness Opinion is also based upon financial, economic, market and other conditions as they exist as of the date of the Daiwa Fairness Opinion, and relies on information made available to Daiwa Securities by the date of the Daiwa Fairness Opinion. However, some materials and information used for the review of the Share Exchange Ratio in the Share Exchange were made at a different point in time because of certain restrictions on available materials and information. Additionally, although the Daiwa Fairness Opinion may be affected by future changes in conditions, Daiwa Securities does not assume any obligation to revise, change, renew, supplement or reaffirm the Daiwa Fairness Opinion.

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